Exhibit 99.5

ITEM 7.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion of the financial results, liquidity and other key items related to our performance and should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this Annual Report. The following is a combined report of SBH and SB/RH, and the following discussion includes SBH and certain matters related to SB/RH as signified below. Unless the context indicates otherwise, the terms the “Company,” “we,” “our” or “us” are used to refer to SBH and its subsidiaries and SB/RH and its subsidiaries, collectively.

Business Overview

Refer to Item 1 – Business and Note 1 – Description of Business t in Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report for an overview of our business.

Divestitures

•

Global Batteries and Lighting (“GBL”) – The assets and liabilities associated with GBL have been classified as held for sale and the respective operations have been classified as discontinued operations and reported separately for all periods presented. Spectrum entered into a definitive acquisition agreement with Energizer where they will acquire from Spectrum its GBL business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments, which was completed on January 2, 2019, subsequent to the balance sheet date of September 30, 2018.

•

Global Auto Group (“GAC”) – The assets and liabilities associated with GAC have been classified as held for sale and the respective operations have been classified as discontinued operations and reported separately for all periods presented.  Spectrum entered into a definitive acquisition agreement with Energizer where they will acquire from Spectrum its GAC business for an aggregate purchase price of $1.25 billion in cash and stock consideration, subject to customary purchase price adjustments, which was completed on January 28, 2019, subsequent to the balance sheet date of September 30, 2018.

•

Home and Personal Care (“HPC”) – The operations of HPC had been previously recognized as discontinued operations with its assets previously recognized as held for sale during the year ended September 30, 2018.  Subsequent to the balance sheet date of September 30, 2018, the Company changed its plan to sell its HPC business and classified its net assets of HPC as held for use and the HPC operations as a component of continuing operations.  The Company retroactively recasted its consolidated financial statements to reflect the net assets as held for use and the results of operations as a component of continuing operations for all periods presented.  During the period in which the HPC business was held for sale, the Company incurred divestiture related expenses to market and sell the business that were previously recognized as a component of discontinued operations and ceased the recognition of depreciation and amortization on long-lived assets of the HPC disposal group, which may have an impact on the comparability of financial results when classified as continuing operations.

•

Insurance Operations – On November 30, 2017, FGL completed the FGL Merger with CF Corporation and the CF Entities pursuant to the FGL Merger Agreement, as further detailed in Note 3 – Divestitures to the Consolidated Financial Statements, included elsewhere in this Annual Report. Pursuant to the FGL Merger Agreement, except for certain shares specified in the FGL Merger Agreement, each issued and outstanding share of common stock of FGL was automatically cancelled and converted into the right to receive $31.10 in cash. The total consideration received by HRG as a result of the completion of the FGL Merger was $1,488.3 million. In addition, pursuant to a Share Purchase Agreement, on November 30, 2017, Front Street Re (Delaware) Ltd. sold to the CF Entities all of the issued and outstanding shares of Front Street for $65.0 million, which was subject to reduction for customary transaction expenses.

•

Compass – On July 1, 2016, HGI Energy entered into an agreement to sell its equity interest in Compass to a third party pursuant to the Compass Sale Agreement, as further detailed in Note 3 – Divestitures to the Consolidated Financial Statements, included elsewhere in the Annual Report. During the year ended September 30, 2016, the transactions contemplated by the Compass Sale Agreement were consummated. The sale represented the disposal of all of HRG’s oil and gas properties, which were accounted for using the full-cost method prior to their disposal.

See Note 3 – Divestitures and Note 23 – Subsequent Events to the Consolidated Financial Statements, included elsewhere in this Annual Report, for more information on the assets and liabilities classified as held for sale and discontinued operations.

Spectrum Merger

On July 13, 2018, SBH (formerly HRG) closed its agreement and plan of merger with its majority owned subsidiary, Spectrum. SBH has incurred significant transaction costs associated with the Spectrum Merger that may impact the comparability of the consolidated results of operations. Effective as of the closing date of the Spectrum Merger, management and control of the organization was assumed by its majority-owned subsidiary, Spectrum, and the Company continues to operate as the consumer products company that was principally conducted by its majority owned subsidiary. See Note 4 – Acquisitions to the Consolidated Financial Statements, included elsewhere in this Annual Report, for more information on the Spectrum Merger and associated transaction costs.

Additionally, as a result of the Spectrum Merger, HRG and Spectrum joined in the filing of U.S. consolidated tax returns starting July 13, 2018. The form of the Spectrum Merger allows for the HRG capital and net operating loss carryforwards to be able to be used to offset Spectrum’s future income and the U.S. tax gain on the sale of the GBL business to Energizer. As a result, SBH released $365.3 million of valuation allowance on its net deferred tax assets since it is now more likely than not that the assets will be realized. As of September 30, 2018, SBH had $247.3 million of valuation allowance recorded on U.S. deferred tax assets, primarily net operating losses and tax credits subject to certain ownership change limitations on their use.

Acquisitions

The following acquisition activity has a significant impact on the comparability of the financial results on the consolidated financial statements.

•

PetMatrix – On June 1, 2017, the Company completed the acquisition of PetMatrix LLC, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Income and reported within the PET reporting segment for the years ended September 30, 2017 and 2018.

•

GloFish – On May 12, 2017, the Company entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations consist of the development and licensing of fluorescent fish for sale through retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statement of Income and reported within the PET reporting segment for the years ended September 30, 2017 and 2018.

See Note 4 - Acquisitions in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail regarding acquisition activity.

Exhibit 99.5

Restructuring Activity

We continually seek to improve our operational efficiency, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. We have undertaken various initiatives to reduce manufacturing and operating costs. The most significant of these initiatives are:

•	PET Rightsizing Initiative, which began during the second quarter of the year ended September 30, 2017 and is closed as of September 30, 2018;
•	HHI Distribution Center Consolidation, which began during the second quarter of the year ended September 30, 2017 and is anticipated to be closed by December 31, 2018.

See Note 5 - Restructuring and Related Charges in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail regarding restructuring and related activity.

Refinancing Activity

The following recent financing activity has a significant impact on the comparability of financial results on the consolidated financial statements.

•

During the year ended September 30, 2018, HRG paid off $92.0 million aggregate principal amount of the HGI Energy Notes, as further detailed in Note 11 – Debt to the Consolidated Financial Statements, included elsewhere within this Annual Report; redeemed all $864.4 million outstanding principal amount of its 7.875% Senior Secured Notes due 2019 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption rate; and paid off $50.0 million aggregate principal amount of a HGI Funding loan due July 13, 2018.

•

During the year ended September 30, 2017, Spectrum refinanced a portion of its debt to extend maturities and reduce borrowing costs including entering into various amendments to the Credit Agreement under its Term Loans resulting in an increase to the USD Term Loan, repayment of the Euro Term Loan, increase in the capacity of the Revolver Facility and changes to the applicable variable interest rates.

•

During the year ended September 30, 2016, Spectrum refinanced a portion of its debt to extend maturities and reduce borrowing costs including the issuance of Euro denominated notes and repurchase of the 6.375% Notes.

See Note 11 - Debt in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail regarding debt.

Safety Recall

On June 10, 2017, the Company initiated a voluntary safety recall of various rawhide chew products for dogs sold by the Company’s PET segment due to possible chemical contamination. The Company recognized a loss of $35.8 million for the year ended September 30, 2017 associated with the recall, which comprised of inventory write-offs of $15.0 million, customer losses of $7.1 million and $13.7 million of incremental costs to dispose of product and operational expenses due to a temporary shutdown of production facilities. The Company suspended production at facilities impacted by the product safety recall, completed a comprehensive manufacturing review and recommenced production during the fourth quarter ended September 30, 2017. Incremental costs were incurred during the year ended September 30, 2018 to address regulatory compliance needs for production and perform incremental remediation activities prior to review from regulatory authorities over production improvements.  See Note 18 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report for additional detail.

Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act (the "Tax Reform Act") was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries and imposing a tax on deemed repatriated accumulated earnings of foreign subsidiaries. The Tax Reform Act reduced the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. Under the Tax Reform Act, the U.S. statutory tax rate for Fiscal 2018 is approximately 24.5%. The Company has recognized the tax impacts related to deemed repatriated earnings and the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended September 30, 2018. See Note 15 – Income Taxes to the Consolidated Financial Statements, included elsewhere within this Annual Report for additional detail.

Exhibit 99.5

Non-GAAP Measurements

Our consolidated and segment results contain non-GAAP metrics such as organic net sales, and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization). While we believe organic net sales and Adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.

Organic Net Sales. We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.  The following is a reconciliation of net sales to organic net sales of SBH and SB/RH for the year ended September 30, 2018 compared to net sales for the year ended September 30, 2017, and the net sales to organic net sales for the year ended September 30, 2017 compared to the year ended September 30, 2016 respectively:

	September 30, 2018
(in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2017	Variance
HHI	$1,377.7	$(4.3)	$1,373.4	$—	$1,373.4	$1,276.1	$97.3	7.6%
HPC	1,110.4	(22.8)	1,087.6	—	1,087.6	1,132.3	(44.7)	(3.9%)
PET	820.5	(15.4)	805.1	(64.5)	740.6	793.2	(52.6)	(6.6%)
H&G	500.1	—	500.1	—	500.1	503.8	(3.7)	(0.7%)
Total	$3,808.7	$(42.5)	$3,766.2	$(64.5)	$3,701.7	$3,705.4	(3.7)	(0.1%)

	September 30, 2017
(in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance
HHI	$1,276.1	$(2.7)	$1,273.4	$—	$1,273.4	$1,241.0	$32.4	2.6%
HPC	1,132.3	19.5	1,151.8	—	1,151.8	1,169.6	(17.8)	(1.5%)
PET	793.2	6.7	799.9	(28.1)	771.8	825.7	(53.9)	(6.5%)
H&G	503.8	—	503.8	—	503.8	509.0	(5.2)	(1.0%)
Total	$3,705.4	$23.5	$3,728.9	$(28.1)	$3,700.8	$3,745.3	(44.5)	(1.2%)

Exhibit 99.5

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects the ongoing operating performance and trends of our segments, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. See Note 11 - Debt in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail.

EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•

Share based compensation expense as it is a non-cash based compensation cost, see Note 17 - Share Based Compensation to the Consolidated Financial Statements, included elsewhere within this Annual Report for further details;

•

Acquisition and integration charges that consist of transaction costs from acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business, see Note 4 – Acquisitions to the Consolidated Financial Statements, included elsewhere within this Annual Report for further details;

•

Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments, see Note 5 - Restructuring and Related Charges to the Consolidated Financial Statements, included elsewhere within this Annual Report for further details;

•

Divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business.  See Note  - Divestitures in Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report for further discussion;

•	Non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition (when applicable);
•	Non-cash asset impairments or write-offs realized on goodwill, intangible assets, and property plant and equipment (when applicable);
•

Incremental costs associated with a safety recall in PET. See Note 18 – Commitments and Contingencies to the Consolidated Financial Statements, included elsewhere within this Annual Report for further details;

•	Transaction costs directly associated with the Spectrum Merger. See Note 4 – Acquisitions to the Consolidated Financial Statements, included elsewhere within this Annual Report for further details;
•

Non-recurring HRG net operating costs considered to be redundant or duplicative as a result of the Spectrum Merger and not considered a component of the continuing commercial products company after completion of the Spectrum Merger, including compensation and benefits, directors fees, professional fees, insurance, public company costs, amongst others, and including interest and other non-recurring income that will ultimately be eliminated following the transaction; including a one-time cost for the termination of a legacy HRG pension plan of $1.2 million and one-time lease termination cost for the HRG New York based corporate office of $3.1 million during the year ended September 30, 2018; and

•

Other adjustments, which during the year ended September 30, 2018, other adjustments consist of incremental costs for separation of key senior executives,  costs attributable to flood damage at the Company’s facilities in Middleton, Wisconsin and the operating margin on H&G sales to GAC discontinued operations. During the fiscal year ended September 30, 2017, other adjustments consist of the devaluation of cash and cash equivalents denominated in Venezuelan currency and the operating margin on H&G sales to GAC discontinued operations. During the fiscal year ended September 30, 2016, other adjustments consist of onboarding costs of a key executive.

Exhibit 99.5

The following is a reconciliation of net income to Adjusted EBITDA for the years ended September 30, 2018, 2017 and 2016 for SBH:

SPECTRUM BRANDS HOLDINGS, INC. (in millions)	HHI	HPC	PET	H&G	Corporate	Consolidated
Year Ended September 30, 2018
Net income from continuing operations	$155.9	$94.3	$35.0	$88.0	$53.8	$427.0
Income tax benefit	—	—	—	—	(462.7)	(462.7)
Interest expense	—	—	—	—	264.0	264.0
Depreciation and amortization	40.0	8.8	42.3	18.8	15.4	125.3
EBITDA	195.9	103.1	77.3	106.8	(129.5)	353.6
Share based compensation	—	—	—	—	11.9	11.9
Acquisition and integration related charges	6.0	0.3	6.2	—	2.8	15.3
Restructuring and related charges	52.8	0.7	13.2	0.8	8.1	75.6
HPC divestiture costs	—	14.9	—	—	—	14.9
Write-off from impairment of intangible assets	—	—	20.3	—	—	20.3
Inventory acquisition step-up	—	—	0.8	—	—	0.8
Pet safety recall	—	—	18.9	—	—	18.9
Spectrum merger related transaction charges	—	—	—	—	45.9	45.9
Non-recurring HRG operating costs and interest income	—	—	—	—	20.0	20.0
Other	—	0.4	—	(0.1)	4.5	4.8
Adjusted EBITDA	$254.7	$119.4	$136.7	$107.5	$(36.3)	$582.0
Year Ended September 30, 2017
Net income (loss) from continuing operations	$184.0	$111.8	$28.8	$114.4	$(455.1)	$(16.1)
Income tax benefit	—	—	—	—	(11.8)	(11.8)
Interest expense	—	—	—	—	310.4	310.4
Depreciation and amortization	38.3	34.8	43.1	17.6	13.5	147.3
EBITDA	222.3	146.6	71.9	132.0	(143.0)	429.8
Share based compensation	—	—	—	—	54.2	54.2
Acquisition and integration related charges	5.5	0.9	7.3	—	4.0	17.7
Restructuring and related charges	26.6	—	9.1	—	1.8	37.5
Write-off from impairment of intangible assets	—	—	15.3	1.0	—	16.3
Inventory acquisition step-up	—	—	3.3	—	—	3.3
Pet safety recall	—	—	35.8	—	—	35.8
Venezuela devaluation	—	0.3	—	—	—	0.3
Spectrum merger related transaction charges	—	—	—	—	7.6	7.6
Non-recurring HRG operating costs and interest income	—	—	—	—	36.1	36.1
Adjusted EBITDA	$254.4	$147.8	$142.7	$133.0	$(39.3)	$638.6
Year Ended September 30, 2016
Net income from continuing operations	$190.6	$106.1	$84.2	$121.2	$(457.2)	$44.9
Income tax benefit	—	—	—	—	(52.8)	(52.8)
Interest expense	—	—	—	—	336.9	336.9
Depreciation and amortization	35.4	32.8	42.7	15.2	10.6	136.7
EBITDA	226.0	138.9	126.9	136.4	(162.5)	465.7
Share based compensation	—	—	—	—	71.1	71.1
Acquisition and integration related charges	13.3	0.1	5.5	0.5	2.7	22.1
Restructuring and related charges	2.3	0.3	6.0	0.4	1.2	10.2
Write-off from impairment of intangible assets	—	2.0	1.7	1.0	—	4.7
Non-recurring HRG operating costs and interest income	—	—	—	—	55.1	55.1
Other	—	—	—	—	0.5	0.5
Adjusted EBITDA	$241.6	$141.3	$140.1	$138.3	$(31.9)	$629.4

Exhibit 99.5

The following is a reconciliation of net income to Adjusted EBITDA for the years ended September 30, 2017, 2016 and 2015 for SBRH:

SB/RH HOLDINGS, LLC (in millions)	HHI	HPC	PET	H&G	Corporate	Consolidated
Year Ended September 30, 2018
Net income from continuing operations	$155.9	$94.3	$35.0	$88.0	$(166.3)	$206.9
Income tax benefit	—	—	—	—	(76.8)	(76.8)
Interest expense	—	—	—	—	167.0	167.0
Depreciation and amortization	40.0	8.8	42.3	18.8	14.7	124.6
EBITDA	195.9	103.1	77.3	106.8	(61.4)	421.7
Share based compensation	—	—	—	—	8.8	8.8
Acquisition and integration related charges	6.0	0.3	6.2	—	2.8	15.3
Restructuring and related charges	52.8	0.7	13.2	0.8	8.1	75.6
HPC divestiture costs	—	14.9	—	—	—	14.9
Write-off from impairment of intangible assets	—	—	20.3	—	—	20.3
Inventory acquisition step-up	—	—	0.8	—	—	0.8
Pet safety recall	—	—	18.9	—	—	18.9
Other	—	0.4	—	(0.1)	5.8	6.1
Adjusted EBITDA	$254.7	$119.4	$136.7	$107.5	$(35.9)	$582.4
Year Ended September 30, 2017
Net income from continuing operations	$184.0	$111.8	$28.8	$114.4	$(256.8)	$182.2
Income tax benefit	—	—	—	—	(8.6)	(8.6)
Interest expense	—	—	—	—	161.8	161.8
Depreciation and amortization	38.3	34.8	43.1	17.6	13.0	146.8
EBITDA	222.3	146.6	71.9	132.0	(90.6)	482.2
Share based compensation	—	—	—	—	46.2	46.2
Acquisition and integration related charges	5.5	0.9	7.3	—	4.0	17.7
Restructuring and related charges	26.6	—	9.1	—	1.8	37.5
Write-off from impairment of intangible assets	—	—	15.3	1.0	—	16.3
Inventory acquisition step-up	—	—	3.3	—	—	3.3
Pet safety recall	—	—	35.8	—	—	35.8
Venezuela devaluation	—	0.3	—	—	—	0.3
Adjusted EBITDA	$254.4	$147.8	$142.7	$133.0	$(38.6)	$639.3
Year Ended September 30, 2016
Net income from continuing operations	$190.6	$106.1	$84.2	$121.2	$(249.1)	$253.0
Income tax benefit	—	—	—	—	(33.4)	(33.4)
Interest expense	—	—	—	—	184.4	184.4
Depreciation and amortization	35.4	32.8	42.7	15.2	9.9	136.0
EBITDA	226.0	138.9	126.9	136.4	(88.2)	540.0
Share based compensation	—	—	—	—	52.5	52.5
Acquisition and integration related charges	13.3	0.1	5.5	0.5	2.8	22.2
Restructuring and related charges	2.3	0.3	6.0	0.4	1.2	10.2
Write-off from impairment of intangible assets	—	2.0	1.7	1.0	—	4.7
Other	—	—	—	—	0.3	0.3
Adjusted EBITDA	$241.6	$141.3	$140.1	$138.3	$(31.4)	$629.9

Exhibit 99.5

Consolidated Results of Operations

SBH

The following is summarized consolidated results of operations for SBH for the years ended September 30, 2018, 2017 and 2016 respectively:

	Year Ended September 30,				Year Ended September 30,
(in millions, except %)	2018	2017	Variance		2017	2016	Variance
Net sales	$3,808.7	$3,705.4	$103.3	2.8%	$3,705.4	$3,745.3	$(39.9)	(1.1%)
Gross profit	1,334.3	1,336.4	(2.1)	(0.2%)	1,336.4	1,373.0	(36.6)	(2.7%)
Operating expenses	1,110.1	1,048.9	61.2	5.8%	1,048.9	1,051.2	(2.3)	(0.2%)
Interest expense	264.0	310.4	(46.4)	(14.9%)	310.4	336.9	(26.5)	(7.9%)
Income tax benefit	(462.7)	(11.8)	(450.9)	3,821.2%	(11.8)	(52.8)	41.0	(77.7%)
Net income (loss) from continuing operations	427.0	(16.1)	443.1	(2,752.2%)	(16.1)	44.9	(61.0)	(135.8%)
Income (loss) from discontinued operations, net of tax	445.0	289.3	155.7	53.8%	289.3	(78.8)	368.1	(467.1%)
Net income (loss)	872.0	273.2	598.8	219.2%	273.2	(33.9)	307.1	(906.9%)

Net Sales. Net sales for the year ended September 30, 2018 increased $103.3 million, or 2.8%, with a decrease in organic sales of $3.7 million, or 0.1%. Net sales for the year ended September 30, 2017 decreased $39.9 million, or 1.1%, with a decrease in organic net sales of $44.5 million, or 1.2%. The following sets forth net sales by segment for the years ended September 30, 2018, 2017 and 2016:

	Year Ended September 30,				Year Ended September 30,
(in millions, except %)	2018	2017	Variance		2017	2016	Variance
HHI	$1,377.7	$1,276.1	$101.6	8.0%	$1,276.1	$1,241.0	35.1	2.8%
HPC	1,110.4	1,132.3	(21.9)	(1.9%)	1,132.3	1,169.6	(37.3)	(3.2%)
PET	820.5	793.2	27.3	3.4%	793.2	825.7	(32.5)	(3.9%)
H&G	500.1	503.8	(3.7)	(0.7%)	503.8	509.0	(5.2)	(1.0%)
Net Sales	$3,808.7	$3,705.4	103.3	2.8%	$3,705.4	$3,745.3	(39.9)	(1.1%)

The following sets forth the principal components of the change in net sales from the year ended September 30, 2018 to the year ended September 30, 2017, and from the year ended September 30, 2017 to the year ended September 30, 2016:

(in millions)	2018	2017
Net Sales for the year ended September 30	$3,705.4	$3,745.3
Increase due to acquisitions	64.5	28.1
Increase in HHI	97.3	32.4
Decrease in H&G	(3.7)	(17.8)
Decrease in HPC	(44.7)	(5.2)
Decrease in PET	(52.6)	(53.9)
Foreign currency impact, net	42.5	(23.5)
Net Sales for the year ended September 30	$3,808.7	$3,705.4

Gross Profit. Gross profit for the year ended September 30, 2018 decreased $2.1 million primarily attributable to the decline in gross profit margin from 36.0% to 35.0% primarily driven by operating inefficiencies from restructuring initiatives and inflation in raw material costs primarily in HHI, increased production costs associated with start-up on operating facilities impacted by the product safety recall in PET, operating inefficiencies from the European PET distribution center consolidation, and unfavorable private label product mix; offset by reduced depreciation of $9.5 million associated with HPC while recognized as held for sale.  Gross profit for the year ended September 30, 2017 decreased $36.6 million primarily attributable to the decrease in net sales and decline in gross profit margin from 36.7% to 36.0% primarily driven by production costs and operating inefficiencies in response to the product safety recall in PET, and operating inefficiencies from restructuring initiatives in HHI.

Operating Expenses. Operating expenses for the year ended September 30, 2018 increased $61.2 million, or 5.8%, due to an increase in selling and general and administrative expenses of $24.6 million primarily from an increase in distribution expenses, transaction costs associated with the Spectrum Merger, severance costs from changes in key senior executives, incremental costs associated with the pet safety recall, HPC divestiture costs of $14.9 million, partially offset by a reduction in stock based compensation expense of $42.3 million, reduction of depreciation and amortization expense of $13.6 million associated with HPC while recognized as held for sale; increases in restructuring and related charges of $35.0 million from HHI and PET restructuring initiatives. Operating expenses for the year ended September 30, 2017 decreased $2.3 million, or 0.2%, due to a decrease in selling and general and administrative expenses of $26.5 million primarily due to a reduction of corporate HRG operating costs of $44.9 million, partially offset by increases attributable to operating costs of acquired PET businesses and costs associated with the pet safety recall; an increase in restructuring and related charges of $27.2 million primarily attributable to the HHI restructuring initiative; offset by decreased acquisition and integration related charges of $4.4 million.  See Note 4 – Acquisitions and Note 5 – Restructuring and Related Charges to the Consolidated Financial Statements included elsewhere within this Annual Report for additional detail on restructuring and acquisition and integration costs. See Note 10 – Goodwill and Intangible Assets to the Consolidated Financial Statements included elsewhere within this Annual Report for additional detail on goodwill and intangible asset impairments.

Exhibit 99.5

Interest Expense. Interest expense for the year ended September 30, 2018 decreased $46.4 million, or 14.9%, due to reduced HRG borrowings from the refinancing activity previously discussed. Interest expense for the year ended September 30, 2017 decreased $26.5 million, or 7.9%, attributable to lower borrowing costs and incremental premium paid for debt redemption in the prior year due to the refinancing activities previously discussed. See Note 11 - Debt in Notes to the Consolidated Financial Statements included elsewhere within this Annual Report for additional information regarding outstanding debt.

Income Taxes. The effective tax rate was 1,296.1% for the year ended September 30, 2018 compared to 42.3% for the year ended September 30, 2017 and 668.4% for the year ended September 30, 2016. Our effective tax rate for the year ended September 30, 2018 was significantly impacted by the Tax Cuts and Jobs Act (“Tax Reform Act”) and the release of valuation allowances over capital and net operating loss carryforwards due to completion of the Spectrum Merger. The Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The Company’s applicable U.S. statutory tax rate for Fiscal 2018 was 24.5%. The Company released $371.7 million of valuation allowance on its U.S. federal net deferred tax assets since it is now more likely than not that the assets will be realized and recorded valuation allowance of $6.1 million on non-U.S. net deferred tax assets. As a result of the Tax Reform Act, the Company recorded $166.7 million of tax benefit for restatement of U.S. deferred tax assets and liabilities and a provisional $73.1 million of income tax expense for the one-time deemed mandatory repatriation. Our effective tax rate for the year ended September 30, 2017 differs from the U.S federal statutory rate of 35% due to income earned outside the U.S. that is subject to statutory rates lower than 35%.  Additionally, the Company recognized a $36.1 million tax benefit for changes in our assessment over our ability to effectively repatriate tax-free non-U.S. earnings upon which liabilities were previously recorded, and a $9.3 million tax benefit for the recognition of additional federal and state tax credits. The Company also recorded a $14.7 million valuation allowance on additional state net operating losses that more likely than not will expire unused. Our effective tax rate applied to the years ended September 30, 2016 and 2015 differs from the U.S. federal statutory rate of 35% primarily due to the release of valuation allowances on U.S. net operating losses deferred tax assets and income earned outside the U.S. that is subject to statutory rates lower than 35% offsetting tax expense on U.S. pretax income. Additionally, the Company released $111.1 million of domestic valuation allowance.  In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 million of U.S. net operating losses being restored and a release of $16.2 million of domestic valuation allowance from additional deferred tax assets created by the IRS ruling.  The Company also recorded tax expense of $3.1 million related to additional foreign valuation allowance during the year ended September 30, 2016.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations.  The provisional tax impacts in our consolidated financial statements for the year ended September 30, 2018 may differ from these amounts due to, among other things, additional analysis, changes in interpretations and assumptions we have made, additional regulatory guidance that may be issued, and actions we may take as a result of the Tax Reform Act. See Note 15 - Income Taxes in Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information regarding income taxes.

Income From Discontinued Operations.  Discontinued operations includes the results of operations, financial position and cash flows for the following businesses that are reported separately as discontinued operations: (1) GBL that is classified as held for sale effective December 29, 2017 and reported as a component of discontinued operations for all periods presented; (2) GAC that was classified as held for sale effective October 29, 2018, subsequent to the balance sheet date of September 30, 2018, and retroactively recasted as a component of discontinued operations for all periods presented;  (3) HRG insurance operations, for all periods presented through the close of sale on November 30, 2017, and (4) Compass, for the year ended September 30, 2016 through completion of the divestitures during the year.  See Note 3 – Divestitures to the Consolidated Financial Statements, included elsewhere in this Annual Report, for more information on the divestitures and the assets and liabilities classified as held for sale.

Income from discontinued operations, net of tax, for the year ended September 30, 2018 increased $155.7 million, or 53.8%, due to the decrease in income from GBL discontinued operations of $62.7 million, decrease in income from GAC discontinued operations of $126.4 million and increase in income from FGL discontinued operations of $189.3 million.  The decrease in income from GBL discontinued operations is primarily attributable to incremental transaction related costs that was recognized for the planned divestitures, increased operating expenses for selling and marketing activities and increased interest expense allocated to discontinued operations from increased variable rates.  The decrease in income from GAC discontinued operations is primarily attributable the recognition of a goodwill impairment of $92.5 million, operating inefficiencies driven by restructuring initiatives to consolidated domestic operations, new product development and marketing costs, higher material costs and unfavorable product mix.  The increase in income from FGL is primarily attributable to the recognition of $445.9 million to reclassify accumulated other comprehensive income related to FGL, that was previously included in equity; offset by the recognition of a write-down on net assets of $14.2 million on FGL and Front Street upon completion of sale and lower income from operations with the completion of the sale of the HRG Insurance Operations on November 30, 2017.  Decrease in income tax attributable to discontinued operations is due to the recognition of the tax reform and lower income from HRG Insurance Operations previously discussed and  a $22.6 million tax effect resulting from nondeductible book goodwill impairment.

Income from discontinued operations, net of tax, for the year ended September 30, 2017 increased $368.1 million, or 467.1%, due to the increase in income from GBL discontinued operations of $13.3 million, an increase of $451.8 million from HRG Insurance Operations,  decrease in income from GAC discontinued operations of $18.0 million.  The increase from GBL discontinued operations is due to cost improvements, decrease in interest expense allocated to discontinued operations from refinancing activity previously discussed. The decrease in income from GAC discontinued operations is primarily attributable to increased restructuring costs for consolidation of domestic operations, increased depreciation from capital investments and higher marketing costs from new product introductions. The increase in discontinued operations from HRG Insurance Operations was due to a lower adjustment to write-down assets held for sale to the fair value less cost to sell of $304.4 million.

Noncontrolling Interest.  The net income attributable to noncontrolling interest reflects the share of the net income of our subsidiaries, which are not wholly-owned, attributable to the accounting interest.  Such amount varies in relation to such subsidiary’s net income or loss for the period and the percentage interest not owned by SBH.  Effective the close of the Spectrum Merger, the net income from Spectrum is fully recognized by SBH for all periods subsequent to July 13, 2018 as Spectrum became wholly-owned as a result of the transaction.

Exhibit 99.5

SB/RH

The following is summarized consolidated results of operations for SB/RH for the years ended September 30, 2018, 2017 and 2016:

	Year Ended September 30,				Year Ended September 30,
(in millions, except %)	2018	2017	Variance		2017	2016	Variance
Net sales	$3,808.7	$3,705.4	$103.3	2.8%	$3,705.4	$3,745.3	$(39.9)	(1.1%)
Gross profit	1,334.3	1,335.3	(1.0)	(0.1%)	1,335.3	1,364.1	(28.8)	(2.1%)
Operating expenses	1,032.0	994.1	37.9	3.8%	994.1	953.9	40.2	4.2%
Interest expense	167.0	161.8	5.2	3.2%	161.8	184.4	(22.6)	(12.3%)
Income tax benefit	(76.8)	(8.6)	(68.2)	793.0%	(8.6)	(33.4)	24.8	(74.3%)
Net income from continuing operations	206.9	182.2	24.7	13.6%	182.2	253.0	(70.8)	(28.0%)
(Loss) income from discontinued operations, net of tax	(24.0)	119.0	(143.0)	(120.2%)	119.0	99.3	19.7	19.8%
Net income	182.9	301.2	(118.3)	(39.3%)	301.2	352.3	(51.1)	(14.5%)

For the year ended September 30, 2018, the increase in net sales of $103.3 million, or 2.8%, and decrease in gross profit of $1.0 million are attributable to the changes in SBH previously discussed. The increase in operating expenses of $37.9 million is primarily attributable to the changes in SBH previously discussed excluding the impact in HRG operating costs and transaction costs from the Spectrum Merger. An increase in interest expense of $5.2 million is primarily attributable to interest costs on variable interest debt and incremental borrowings on $520 million of debt with the parent company.

For the year ended September 30, 2017, the decrease in net sales of $39.9 million, or 1.1%, and decrease in gross profit of $28.8 million are attributable to the changes in SBH previously discussed. The increase in operating expenses of $40.2 million is primarily attributable to the change in SBH previously discussed, excluding the impact in HRG corporate operating costs. The decrease in interest expense of $22.6 million is primarily attributable to lower borrowing costs and incremental premium paid for debt redemption in the prior year due to the refinancing activities previously discussed.

Income Taxes. The effective tax rate was (59.0%) for the year ended September 30, 2018 compared to (5.0%) for the year ended September 30, 2017 and (15.2%) for the year ended September 30, 2016. Our effective tax rate for the year ended September 30, 2018 was significantly impacted by the Tax Reform Act and goodwill impairment as further detailed in SBH above. Our effective tax rate for the year ended September 30, 2017 differs from the U.S federal statutory rate of 35% due to income earned outside the U.S. that is subject to statutory rates lower than 35%. Additionally, the Company recognized a $36.1 million tax benefit for changes in our assessment over our ability to effectively repatriate tax-free non-U.S. earnings upon which liabilities were previously recorded, and a $9.3 million tax benefit for the recognition of additional federal and state tax credits. The Company also recorded a $14.7 million valuation allowance on additional state net operating losses that more likely than not will expire unused. Our effective tax rate applied to the years ended September 30, 2016 differs from the U.S. federal statutory rate of 35% primarily due to the release of valuation allowances on U.S. net operating losses deferred tax assets and income earned outside the U.S. that is subject to statutory rates lower than 35% offsetting tax expense on U.S. pretax income.  For the year ended September 30, 2016 the effective tax rate includes a $25.5 million expense to record a tax contingency reserve for a tax exposure in Germany where a local court ruled against our characterization of certain assets as amortizable under Germany tax law. Additionally, the Company released $111.1 million of domestic valuation allowance. In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 million of U.S. net operating losses being restored and a release of $16.2 million of domestic valuation allowance from additional deferred tax assets created by the IRS ruling. The Company also recorded tax expense of $3.1 million related to additional foreign valuation allowance during the year ended September 30, 2016.

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations.  The provisional tax impacts in our consolidated financial statements for the year ended September 30, 2018 may differ from these amounts due to, among other things, additional analysis, changes in interpretations and assumptions we have made, additional regulatory guidance that may be issued, and actions we may take as a result of the Tax Reform Act. See Note 15 - Income Taxes in Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information regarding income taxes.

Exhibit 99.5

Segment Financial Data

Hardware & Home Improvement (HHI)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$1,377.7	$1,276.1	$101.6		8.0%	$1,276.1	$1,241.0	$35.1		2.8%
Operating income	155.6	185.7	(30.1)		(16.2%)	185.7	191.9	(6.2)		(3.2%)
Operating income margin	11.3%	14.6%	(330)	bps		14.6%	15.5%	(90)	bps
Adjusted EBITDA	$254.7	$254.4	$0.3		0.1%	$254.4	$241.6	$12.8		5.3%
Adjusted EBITDA margin	18.5%	19.9%	(140)	bps		19.9%	19.5%	40	bps

Net sales for the year ended September 30, 2018 increased $101.6 million, or 8.0%, with an increase in organic net sales of $97.3 million, or 7.6%.

•

Security and locksets increased $93.0 million due to increased market share; new product introduction and promotion volumes with retail partners; increased volumes through e-commerce channels, wholesale distributors, and home builder channel.

•	Plumbing accessories increased $13.6 million due to promotional volumes and new product introductions with retail partners and increased volumes through e-commerce channels and wholesale distributors.
•	Hardware decreased $9.3 million due to substantive non-recurring sell-in volumes with a significant retail partner in the prior year.

Operating income for the year ended September 30, 2018 decreased $30.1 million with a margin decrease of 330 bps due to increased restructuring related activity and operating inefficiencies, coupled with increase in material input costs and distribution costs.  Adjusted EBITDA for the year ended September 30, 2018 marginally increased $0.3 million with a decrease in margin of 140 bps primarily driven by increased material input costs, distribution costs, and operating inefficiencies from restructuring initiatives during the period despite increased sales previously discussed.

Net sales for the year ended September 30, 2017 increased $35.1 million, or 2.8%, with an increase in organic net sales of $32.4 million, or 2.6%.

•

Security and locksets increased $28.7 million due to increases in NA of $39.5 million from the introduction of new products with key retailers, expansion in electronic based products, promotional sales in e-commerce channel, increased volumes with non-retail wholesale and builder channels, and the introduction of Tell product into retail channels; partially offset by a reduction in LATAM sales of $11.1 million driven by the exit of lower margin business of $9.4 million.

•	Plumbing increased $6.7 million due to increases in NA of $8.1 million from promotional sales volumes with retailers and e-commerce channels, plus the introduction of new products with key retailers.
•

Hardware decreased $3.0 million due to decreases in LATAM of $6.7 million due to the exit of lower margin business of $7.2 million; offset by increase in NA of $1.5 million from incremental retail volumes and new product introductions.

Operating income for the year ended September 30, 2017 decreased $6.2 million with a margin decrease of 90 bps due to increases in restructuring related activity partially offset by an increase in net sales. Adjusted EBITDA for the year ended September 30, 2017 increased $12.8 million with a margin increase of 40 bps due to the increase in sales volumes and cost improvements.

Exhibit 99.5

Home & Personal Care (HPC)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$1,110.4	$1,132.3	$(21.9)		(1.9%)	$1,132.3	$1,169.6	$(37.3)		(3.2%)
Operating income	96.0	113.0	(17.0)		(15.0%)	113.0	109.4	3.6		3.3%
Operating income margin	8.6%	10.0%	(140)	bps		10.0%	9.4%	60	bps
Adjusted EBITDA	$119.4	$147.8	$(28.4)		(19.2%)	$147.8	$141.3	$6.5		4.6%
Adjusted EBITDA margin	10.8%	13.1%	(230)	bps		13.1%	12.1%	100	bps

Net sales from the year ended September 30, 2018 decreased $21.9 million, or 1.9%, with an organic net sales decrease of $44.7 million, or 3.9%

•

Home appliances sales decreased $28.4 million, primarily decrease in NA of $34.6 million driven by lost distribution and product placement with retail partners, reduced or non-recurring promotional activity from prior year, soft POS and slower product category sales; partially offset by increased sales in EMEA of $2.8 million driven by promotional sales with retail partners, increased distribution through online retailers and eastern European markets and increases in LATAM of $2.7 million from new product and expanded customer distribution.

•

Personal care sales decreased $16.3 million, primarily decreases in NA of $28.8 million driven by reduced marketing initiatives and promotional activity, lost distribution and product placement with retail partners; offset by increased sales in EMEA of $8.7 million driven by promotional activities with retail partners and increased distribution through online retailers and increases in LATAM of $4.8 million from new product distribution and increased seasonal promotional activity.

Operating income for the year ended September 30, 2018 decreased $17.0 million with a decrease in margin of 140 bps primarily driven by decrease in sales volumes, unfavorable product mix, increased operating costs of $14.9 million associated with the plan to sell the business; offset by reduced depreciation and amortization expense from long-lived assets of $29.0 million due to the recognition of the business as held for sale since December 2017.  Adjusted EBITDA for the year ended September 30, 2018 decreased $28.4 million with a decrease in margin by 230 bps primarily driven by lower sales volume, unfavorable product mix and increased operating costs associated with the plan to sell the business.

Net sales from the year ended September 30, 2017 decreased $37.3 million, or 3.2%, with an organic net sales decrease of $17.8 million, or 1.5%

•

Home appliances sales decreased $15.6 million due to decreases in EMEA of $4.2 million primarily from Brexit-related market softness in the UK, decrease in NA of $2.0 million from slow product category POS and timing of holiday shipments, partially offset by growth in online distribution channels and promotional sales volumes; with decreases in LATAM of $4.4 million and APAC of $5.0 million from slower POS and promotional activity within the regions.

•

Personal care sales decreased $2.2 million due to a decrease in NA of $8.3 million from softer category POS, reduced retailer shelf space partially offset by continued growth through online distribution channels, increases in EMEA of $1.3 million primarily from market growth in Eastern European markets; with increase in LATAM of $1.4 million and APAC of $3.4 million.

Operating income for the year ended September 30, 2017 increased $3.6 million with an increase in margin of 60 bps primarily driven by by cost improvements and favorable product mix.  Adjusted EBITDA for the year ended September 30, 2017 increased $6.5 million with an increase in margin of 100 bps primarily driven by cost improvements and favorable product mix despite lower sales volumes.

Exhibit 99.5

Global Pet Supplies (PET)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$820.5	$793.2	$27.3		3.4%	$793.2	$825.7	$(32.5)		(3.9%)
Operating income	34.9	29.1	5.8		19.9%	29.1	85.0	(55.9)		(65.8%)
Operating income margin	4.3%	3.7%	60	bps		3.7%	10.3%	(660)	bps
Adjusted EBITDA	$136.7	$142.7	$(6.0)		(4.2%)	$142.7	$140.1	$2.6		1.9%
Adjusted EBITDA margin	16.7%	18.0%	(130)	bps		18.0%	17.0%	100	bps

Net sales for the year ended September 30, 2018 increased $27.3 million, or 3.4%, with an organic net sales decrease of $52.6 million, or 6.6%.

•

Companion animal sales decreased $28.9 million, excluding PetMatrix acquisition sales of $60.0 million, primarily due to a decrease in EMEA of $31.4 million due to the exit of a pet food tolling agreement and delayed shipments during transition of distribution centers within the region, and a decrease in NA of $1.7 million driven by lost distribution from the pet safety recall, reduced product listings and retail inventory reductions with specialty pet retailers.

•

Aquatics decreased $23.7 million, excluding GloFish acquisition sales of $4.5 million, due to a decrease in NA of $15.4 million due to product category softness and slower POS, and a decrease in EMEA of $7.2 million for delayed shipments during transition of distribution centers within the region.

Operating income for the year ended September 30, 2018 increased $5.8 million with an increase in margin of 60 bps primarily driven by the acquired businesses in the prior year and costs associated with the pet safety recall recognized in the prior year, partially offset by overall lower sales volume, unfavorable product mix, incremental production costs and inefficiencies from start-up of facilities following the product safety recall and restructuring of the European PET distribution center and write-offs of indefinite lived intangible assets of $20.3 million. Adjusted EBITDA for the year ended September 30, 2018 decreased $6.0 million with a decrease in margin by 130 bps primarily driven by lower sales volume, unfavorable product mix and the start-up costs and operating inefficiencies previously mentioned.

Net sales for the year ended September 30, 2017 decreased $32.5 million, or 3.9%, with an organic net sales decrease of $53.9 million, or 6.5%.

•

Companion animal sales decreased $44.1 million, excluding PetMatrix acquisition sales of $25.6 million, primarily due to a decrease in EMEA of $23.8 million from lower distribution and softer POS from increased competition and a reduction of $16.2 million for the acceleration of the exit of a pet food tolling agreement; decreases in NA of $21.8 million due to $7.1 million in customer returns from the product safety recall, low margin product exits of $5.2 million, retail inventory reduction management programs, and reduced listings and soft POS with pet specialty retailers.

•

Aquatic sales decreased $9.8 million, excluding GloFish acquisition sales of $2.5 million, due to a decrease in NA of $11.1 million from retail inventory reduction management programs and soft category POS with pet specialty retailers, increases in EMEA of $2.1 million due to promotional sales offset by slower seasonal weather sales.

Operating income for the year ended September 30, 2017 decreased $55.9 million with a margin decrease of 660 bps due to reduction in sales volumes, product recall, incremental acquisition and integration activity plus a $15.3 million impairment of indefinite lived intangible assets; partially offset by cost improvements. Adjusted EBITDA in the year ended September 30, 2017 increased $2.6 million with a margin increase of 100 bps primarily driven by cost improvements despite the decrease in sale volumes.

Exhibit 99.5

Home & Garden (H&G)

	Year Ended September 30,					Year Ended September 30,
(in millions, except %)	2018	2017	Variance			2017	2016	Variance
Net sales	$500.1	$503.8	$(3.7)		(0.7%)	$503.8	$509.0	$(5.2)		(1.0%)
Operating income	88.0	114.4	(26.4)		(23.1%)	114.4	121.1	(6.7)		(5.5%)
Operating income margin	17.6%	22.7%	(510)	bps		22.7%	23.8%	(110)	bps
Adjusted EBITDA	$107.5	$133.0	$(25.5)		(19.2%)	$133.0	$138.3	$(5.3)		(3.8%)
Adjusted EBITDA margin	21.5%	26.4%	(490)	bps		26.4%	27.2%	(80)	bps

Net and organic net sales for the year ended September 30, 2018 decreased $3.7 million, or 0.7%.

•	Lawn & garden controls products decreased $14.3 million primarily due to slower seasonal volumes and POS from unfavorable weather compared to the prior year.
•

Repellent products decreased $6.2 million primarily due to slower seasonal volumes and POS from unfavorable weather compared to the prior year, and lost distribution; partially offset by inventory replenishment after hurricane activity in the U.S. earlier in the fiscal year.

•

Household insect controls products increased $9.4 million primarily due to increased volumes from hurricane activity in the U.S. earlier in the year, partially offset by slower seasonal volumes and POS from unfavorable weather compared to the prior year.

•	Other net sales to GAC were $17.8 million and $10.3 million for the years ended September 30, 2018 and 2017 respectively.

Operating income for the year ended September 30, 2018 decreased $26.4 million, or 23.1%, with a margin decrease of 510 bps primarily driven by lower sales volume, unfavorable product mix, incremental material input costs and distribution costs.  Adjusted EBITDA for the year ended September 30, 2018 decreased $25.5 million, or 19.2%, with a margin decrease of 490 bps primarily driven by lower sales volume, unfavorable product mix, incremental material input costs and distribution costs.

Net sales and organic net sales for the year ended September 30, 2017 decreased $5.2 million, or 1.0%.

•

Lawn & garden control products decreased $3.6 million due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory reduction management programs, partially offset by the introduction of new products and increased market share with key retail partners.

•

Repellent products decreased $16.8 million due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory management programs, coupled with higher demand driven by Zika concerns in the prior year.

•	Household insect control products increased $4.7 million driven by stronger POS and volume growth with key retailers.
•	Other net sales to GAC were $10.3 million for the year ended September 30, 2017. There were no sales to GAC during the year ended September 30, 2016.

Operating income for the year ended September 30, 2017 decreased $6.7 million with a decline in margin of 110 bps primarily driven by lower sales volumes, incremental investment in marketing costs for new product launches and channel expansion with an increase in depreciation expense from capital investments, partially offset by product mix improvement. Adjusted EBITDA in the year ended September 30, 2017 decreased $5.3 million with a decrease in margin of 80 bps compared to the year ended September 30, 2016 due to the lower sales volumes and incremental marketing costs; partially offset by product mix improvement.

Exhibit 99.5

Liquidity and Capital Resources

The following is a summary of the Company’s net cash flows from continuing operations for the years ended September 30, 2018, 2017 and 2016:

	SBH			SB/RH
(in millions)	2018	2017	2016	2018	2017	2016
Operating activities	$117.1	$276.1	$219.7	$223.7	$444.0	$394.0
Investing activities	$1,474.6	$(353.8)	$150.8	$(72.2)	$(384.7)	$(73.9)
Financing activities	$(1,399.3)	$(288.4)	$(733.0)	$95.7	$(332.9)	$(481.7)

Cash flows from operating activities

Cash flows from SBH continuing operations decreased $159.0 million for the year ended September 30, 2018 due to:

•	Decrease in cash used in continuing operations of $86.0 million, including reduction in cash contributed from working capital of $49.6 million;
•

Increase in cash paid for restructuring and integration related activities,  of $69.1 million, including divestiture related costs while HPC was considered held for sale, also associated with HHI restructuring activities;

•	Increase in cash paid for income taxes of $16.3 million;
•

Increase in cash paid for interest of $9.4 million, including a non-recurring tender premium of $4.6 million for the redemption of the 6.375% Notes in the prior year, due to a reduction in annualized interest costs from refinancing activities previously discussed;

•	Decrease in corporate expenditures of $3.0 million.

Cash flows from SBH continuing operations increased $66.4 million for the year ended September 30, 2017 due to:

•

Increase in cash used in continuing operations of $2.7 million, including increase in cash contributed from working capital of $9.3 million and one-time settlement payment to Stanley Black & Decker of $23.2 million;

•	Increase in cash paid for income taxes of $1.6 million;
•

Increase in cash paid for acquisition, integration and restructuring related activities of $1.4 million, primarily from lower acquisition and integration activity partially offset by increased spending on restructuring related activities at HHI.

•

Decrease in cash paid for interest of $78.8 million, including a non-recurring tender premium of $4.6 million for the redemption of the 6.375% Notes, due to a reduction in annualized interest costs from refinancing activities previously discussed;

•	Increase in corporate expenditures of $7.4 million;

Cash flows from operating activities from continuing operations of SB/RH decreased $220.3 million and increased $59.9 million during the years ended September 30, 2018 and 2017 respectively, primarily due to the items discussed above, excluding incremental cash flows attributable to HRG corporate operations and divestitures, and cash paid for interest on HRG designated debt.

Depreciation and amortization

Depreciation and amortization for the Company totaled $125.3 million, $147.3 million and $136.7 million for the years ended September 30, 2018, 2017, and 2016, respectively. The decrease in depreciation and amortization for the years ended September 30, 2018 is attributable to the recognition of HPC as held for sale effective December 29, 2017 and the subsequent change in plan to sell in October 2018.  The increase in depreciation and amortization for the years ended September 30, 2017 and 2016 is attributable to the increase in capital expenditures and the recognition of property, plant and equipment and definite lived intangible assets from the acquisitions of PetMatrix and GloFish during the year ended September 30, 2017.

Cash flows from investing activities

Cash flows from investing activities from SBH continuing operations increased $1,828.4 million for the year ended September 30, 2018 primarily due to the net proceeds received from the sale of the HRG Insurance Operations of $1,546.8 million in December 2017, cash used of $304.7 million in business acquisitions during the year ended September 30, 2017 for the purchase of PetMatrix and GloFish by Spectrum, and decrease in capital expenditures; partially offset by $30.9 million in asset based loan repayments by Salus in the prior year. Proceeds from the sale of the HRG Insurance Operations were partially used to pay down the HGI Energy Notes and HRG’s 7.875% Senior Secured Notes discussed below.

Cash flows used for investing activities from SBH continuing operations increased $504.6 million during the year ended September 30, 2017 primarily due to cash used for the acquisitions of PetMatrix and GloFIsh by Spectrum, increase in capital expenditures of $8.1 million, reduction in net asset-based loan repayments at Salus of $140 million, plus incremental proceeds from the sale of investments at HRG of $140.0 million during the year ended September 30, 2016.

Cash flows used for investing activities from SB/RH continuing operations decreased $312.5 million for the year ended September 30, 2018 and increased $310.8 million for the year ended September 30, 2017, primarily due to the Spectrum business acquisitions previously discussed and capital expenditures.

Capital Expenditures

Capital expenditures for SBH totaled $75.9 million, $81.8 million and $73.7 million for the years ended September 30, 2018, 2017, and 2016, respectively. Increases in capital expenditures during the year ended September 30, 2017 are attributable to incremental investment in capacity expansion and cost reduction projects. We expect to make investments in capital projects similar to historical levels, as well as incremental investments slightly above historical levels related to acquisitions and in high return cost reduction projects. Capital expenditures from SB/RH are consistent to those of SBH.

Exhibit 99.5

Cash flows from financing activities

Cash flows used by financing activities for SBH continuing operations increased $1,110.9 million for the year ended September 30, 2018 due to reduced proceeds from debt, incremental debt repayment, and dividend payments to SBH shareholders after completion of the Spectrum Merger.  Cash flows used by financing activities for SBH continuing operations decreased $444.6 million for the year ended September 30, 2017 due to the reduction of debt net proceeds from debt financing activity, reduction of debt payments; partially offset by an increase in repurchases of Spectrum stock, share based tax withholdings, and payment of dividends to Spectrum non-controlling interest

Cash flows provided by financing activities for SB/RH continuing operations increased $428.6 million for the year ended September 30, 2018 due to incremental proceeds from the issuance of debt with its parent company of $520 million, lower payment on Spectrum debt; offset by increased dividend payments to parent company.  Cash flows used by financing activities for SB/RH continuing operations decreased $145.7 million for the year ended September 30, 2017 due to the reduction of debt net proceeds from Spectrum debt financing activity, reduction of payments on Spectrum debt; partially offset by an increase in dividends paid to parent company and the purchase of the non-controlling interest in Shaser for $12.6 million.

Debt

During the year ended September 30, 2018, the Company recognized reduced proceeds from the issuance of debt financing of $296.0 million primarily due to the issuance of USD Term Loan debt and HGI Funding 2017 Loan in the prior year. The Company made $1,075.9 million payments on debt during the year ended September 30, 2018, including the redemption of $92.0 million aggregate principal amount of the HGI Energy Notes in December 2017, redemption of $864.4 million of the HRG 7.875% Senior Secured Notes in January 2018, repayment of $50.0 million of the HGI Funding 2017 Loan in July 2018 and $69.5 million of other amortizing payments.

During the year ended September 30, 2017, the Company recognized incremental proceeds from the issuance of debt of $315.6 million, including $250.0 million from the issuance of the USD Term Loan primarily to support funding acquisition activity, $50.0 million of the HGI Funding 2017 Loan that was subsequently repaid during the year ended September 30, 2018 and $15.6 million of other debt financing.  The Company made $257.7 million payments on debt, including $129.7 million for the redemption of the 6.375% Notes, $61.3 million for the redemption of the Euro Term Loan, $32.4 million of regular amortizing payments, and $34.3 million of debt repayments by Salus and other amortizing payments.

During the year ended September 30, 2016, the Company recognized incremental proceeds from the issuance of debt of $485.0 million, including $477.6 million from the issuance of the 4.00% Notes for refinancing the 6.375% Notes to extend maturities and reduce borrowing costs, and $7.4 million of other debt financing. The Company made $1,093.6 million of payments on debt, including partial redemption of $390.3 million of the 6.375% Notes, payments on Term Loans of $415.5 million, $271.3 million of debt repayments by Salus and $16.5 million of other amortizing payments on debt.

In addition to the outstanding principal on our debt obligations, we have annual interest payment obligations of approximately $270.4 million in the aggregate (excluding the impact of changes to variable interest rates or foreign currency). This includes interest under our: (i) 4.00% Notes of approximately $19.8 million; (ii) 7.75% Notes of approximately $69.0 million; (ii) 6.625% Notes of approximately $37.8 million; (iii) 6.125% Notes of approximately $15.3 million; (iv) 5.75% Notes of $57.5 million; and (v) Term Loans of $56.1 million. Interest on the 4.00% Notes, the 7.75% Notes, the 6.625% Notes and the 6.75% Notes is payable semi-annually in arrears and interest under the Term Loan and the Revolver Facility is payable on various interest payment dates as provided in the Senior Credit Agreement. Effective January 15, 2017 and November 15, 2017, the 7.75% Notes and the 6.625% Notes became callable by the Company, respectively.

The Company maintains a revolving credit facility that matures in March 2022 (“Revolver Facility”) pursuant to which the Company may borrow funds at a variable interest rate. During the year ended September 30, 2018, the Company increased the capacity of its Revolver facility by $100.0 million to $800.0 million. As a result of borrowings and payments under the Revolver Facility, at September 30, 2018, the Company had borrowing availability of $777.3 million, net of outstanding letters of credit of $20.7 million and a $2.0 million amount allocated to a foreign subsidiary. Certain fees are required to be paid in connection with our outstanding debt obligations including a quarterly commitment fee of up to 0.50% on the unused portion of the Revolver Facility and certain additional fees with respect to the letter of credit sub-facility under the Revolver Facility.

At September 30, 2018, we were in compliance with all covenants under the Credit Agreement and the indentures governing the 7.75% Notes, 6.625% Notes, the 6.125% Notes, the 5.75% Notes, and the 4.00% Notes.

The Company’s access to capital markets and financing costs may depend on the credit ratings of the Company when it is accessing the capital markets. Effective July 24, 2018, the Company’s S&P corporate credit rating was upgraded to ‘B+’ from ‘B’. S&P’s issue-level rating of the 7.75% Notes was lowered to ‘B-’ from ‘B’ to reflect the completion of the Spectrum Merger.  Previously, S&P downgraded the ratings on Spectrum’s corporate credit and senior unsecured debt from ‘BB-’ to ‘B+’ and senior secured debt ratings from ‘BB+’ to ‘BB’; with a continued stable outlook.  None of the Company’s current borrowings are subject to default or acceleration as a result of a downgrading of credit ratings, although a downgrade of the Company’s credit ratings could increase fees and interest charges on future borrowings. The Company anticipates that it may use funds received for its divestitures to support the paydown and restructuring of debt.

Refer to Note 11 - Debt of Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information.

Equity

During the year ended September 30, 2018, due to the completion of the Spectrum Merger on July 13, 2018, SBH executed a reverse stock split of .1613 to 1 for each holder of HRG stock as of July 13, 2018, consisting of 203.2 million shares, and issued an incremental 20.6 million of post-conversion shares to the minority interest holders of Spectrum in a 1-for-1 exchange of Spectrum common stock for the remaining non-controlling ownership of Spectrum.  As a result, SBH has a combined shareholder group consisting of 53.4 million shares as of September 30, 2018.  During the years ended September 30, 2017 and 2016, SBH did not issue shares of common stock outside the Company’s share-based compensation plans.

Prior to the close of the Spectrum Merger, Spectrum made cash dividend payments of $71.7 million, $96.2 million, and $87.2 million during the years ended September 30, 2018, 2017 and 2016 respectively; of which $43.3 million, $56.3 million and $49.9 million was paid to HRG, respectively; and $28.4 million, $39.9 million and $37.3 million was paid to noncontrolling interest holders of Spectrum, respectively. Subsequent to the completion of the Spectrum Merger, Spectrum is wholly owned by the Company and made a cash dividend payment of $22.4 million.  The Company anticipates that it will continue to make dividend payments consistent to Spectrum prior to the Spectrum Merger, subject to approval by our Board and any restrictions contained in the documents governing our indebtedness.

Exhibit 99.5

Prior to the Spectrum Merger, Spectrum repurchased outstanding shares of its common stock in the open market or otherwise. During the years ended September 30, 2018, 2017 and 2016, Spectrum repurchased $288.0 million or 3.0 million shares, $265.0 million or 2.1 million shares, and $52.0 million or 0.5 million shares of its common stock, respectively. Subsequent to the completion of the Spectrum Merger, SBH authorized a new three-year $1 billion common stock repurchase program. The Company has not made any common stock repurchases since the authorization, but anticipates making common stock repurchases in the future. The repurchase of additional shares in the future will depend upon many factors, including SBH’s financial condition, liquidity and legal requirements, and may use funds received from its divestitures to support the common stock repurchase program, along with the paydown and restructuring of its debt.

The Company issues share based awards to our employees and our directors as a component of their compensation.  All vesting is subject to the recipient’s continued employment, except as otherwise permitted by our Compensation Committee or Board of Directors or in certain cases if the employee is terminated without cause or as otherwise provided in an applicable employment agreement. See Note 17 - Share Based Compensation of Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information.  During the years ended September 30, 2018, 2017, and 2016, the Company paid $24.3 million, $40.8 million, and $28.7 million in tax withholding payments on share based compensation plans, net of proceeds received upon vesting.

During the year ended September 30, 2017, Spectrum purchased the remaining 44% non-controlling interest of Shaser, Inc. with a cash payment of $12.6 million. During the year ended September 30, 2016, Spectrum paid $3.2 million of contingent consideration associated with its acquisition of Salix. Refer to the Note 4 - Acquisitions to the Consolidated Financial Statements included elsewhere in this Annual Report for additional information.

Liquidity Outlook

The Company’s ability to make principal and interest payments on its senior notes and borrowings under its U.S. and foreign credit facilities and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on its current level of operations, the Company believes that its existing cash balances and expected cash flows from operations will be sufficient to meet its operating requirements for at least the next 12 months. However, the Company may request borrowings under its credit facilities and seek alternative forms of financing or additional investments to achieve its longer-term strategic plans. At September 30, 2018, there are no significant foreign cash balances available for repatriation.

Subsequent to December 30, 2018, the Company completed its divestitures of GBL and GAC, resulting in net cash proceeds of $2,871.8 million.

On January 4, 2019, the Company completed the prepayment in full of its Term Loans of $1,228.5 million, plus accrued interest, using cash proceeds received from the GBL divestiture, and on January 30, 2019, the Company completed the prepayment of $890 million of 7.75% senior notes and premium payment of $17.2 million upon redemption, plus accrued interest, using cash proceeds received from the GBL and GAC divestitures.

On March 21, 2019, the Company completed the prepayment of $285.0 million out of $570.0 million aggregate principal amount of its 6.625% Senior Notes due 2022 at a price of 102.2083% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, in part using cash proceeds received from the divestitures.  The Company may use incremental portions of its proceeds to further pay down debt, fund treasury stock purchases, or fund future operations and/or acquisitions.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations & Other Commercial Commitments

The following table summarizes our contractual obligations as of September 30, 2018 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Contractual Payments Due by Period
(in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Debt, excluding capital lease obligations(1)	$4,553.5	$17.6	$105.2	$2,116.0	$2,314.7
Interest payments excluding capital lease obligations(2)	1,258.9	256.0	509.5	288.9	204.5
Capital lease obligations(3)	283.5	17.4	37.3	31.8	197.0
Operating lease obligations(4)	82.2	22.8	31.3	17.5	10.6
Employee benefit obligations(5)	94.6	8.0	16.9	17.6	52.1
Letters of credit(6)	20.7	20.7	—	—	—
Total Contractual Obligations	$6,293.4	$342.5	$700.2	$2,471.8	$2,778.9
(1)	See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.
(2)

Interest payments on debt subject to variable interest rates are based upon annualized interest rates as of September 30, 2018.  See Note 11- Debt of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.

(3)

Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the Consolidated Statements of Financial Position. See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.

(4)

Operating lease payments due by fiscal year are not reflected in the Consolidated Statements of Financial Position. See Note 12 – Leases of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.

(5)

Employee benefit obligations represent the sum of our estimated future minimum required funding for our qualified defined benefit plans based on actuarially determined estimates and projected future benefit payments from our unfunded postretirement plans. See Note 14 - Employee Benefit Plans of the Notes to the Consolidated Financial Statements included elsewhere in this Annual Report.

(6)	Standby letters of credit that back the performance of our entities under various credit facilities, insurance policies and lease arrangements.

Exhibit 99.5

At September 30, 2018, our Consolidated Statements of Financial Position includes reserves for both uncertain tax positions and deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits due to the Tax Reform Act enacted on December 22, 2017. However, it is not possible to predict or estimate the amount and timing of payments and have been excluded from the obligations above. The Company cannot reasonably predict the ultimate outcome of income tax audits currently in progress for certain of our companies; however, it is reasonably possible that during the next 12 months, some portion of our unrecognized tax benefits could be recognized. The mandatory repatriation tax is payable over 8 years, with the first payment due January 2019 and the company has recognized $5.9 million of the repatriation liability as Other Current Liabilities and $67.2 million as Other Long-Term Liabilities on the Consolidated Statement of Financial Position as of September 30, 2018.  See Note 15 - Income Taxes of the Notes to the Consolidated Financial Statements included elsewhere in this Annual Report.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements have been prepared in accordance with GAAP and fairly present our financial position and results of operations. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, and evaluates its estimates on an ongoing basis. The following policies are considered by management to be the most critical to understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our results of operations, financial position and cash flows. The application of these accounting policies requires judgment and use of assumptions as to future events and outcomes that are uncertain and, as a result, actual results could differ from these estimates. Refer to Note 2 - Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements for all relevant accounting policies.

Goodwill, Intangible Assets and Other Long-Lived Assets

The Company’s goodwill, intangible assets and tangible fixed assets are stated at historical cost, net of depreciation and amortization, less any provision for impairment. Intangible and tangible assets with determinable lives are amortized or depreciated on a straight line basis over estimated useful lives. Refer to Note 2 - Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements for more information about useful lives.

On an annual basis, or more frequently if triggering events occur, the Company compares the estimated fair value of its reporting units to the carrying value to determine if potential goodwill impairment exists. Our reporting units are consistent with our operating segments. See Note 19 - Segment Information of Notes to the Consolidated Financial Statements for further discussion of operating and reporting segments. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded for the difference between the fair value of the reporting unit goodwill and its carrying value. The estimated fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value of the reporting unit, we used a discounted cash flows methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. We test the aggregate estimated fair value of our reporting units by comparison to our total market capitalization, including both equity and debt capital. The fair value of HHI, PET, and H&G reporting units exceeded their carrying value by 89%, 22%, and 222%, respectively, and did not recognize an impairment or deem the respective reporting units as ‘at risk’ of impairment.

In addition to goodwill, the Company has indefinite-lived intangible assets that consist of acquired tradenames. On an annual basis, or more frequently if triggering events occur, the Company compares the estimated fair value of the identified trade names to the carrying value to determine if potential impairment exists. If the fair value is less than its carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. During the year ended September 30, 2018, the Company recognized $20.3 million impairment on indefinite life intangible assets due to the reduction in value of certain tradenames associated with the PET segment driven by lost sales volumes attributable to the safety recall and increased market competition. With the recognition of the impairment, the respective intangible assets were adjusted to their determined fair value, leaving no excess fair value as of the measurement date and risk of further impairment.

The Company also reviews other definite-lived intangible assets and tangible fixed assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the year that necessitated an impairment test of definite-lived assets. No impairment loss was recognized on definite-lived assets.

During the year ended September 30, 2018, the HPC reporting unit was identified as a component of discontinued operations while it was marketed for sale and the net assets were recognized as held for sale, including its goodwill.  While HPC was held for sale, there were no impairments of the net assets of the HPC business identified or recognized.  Subsequent to September 30, 2018, the Company ceased its plan to sell the business and retroactively recasted its historical financial statements to reflect the HPC business as a component of continuing operations.  There was no impairment on goodwill, indefinite lived assets, or long-lived assets with the Company’s change in plan and the deferral of depreciation and amortization associated with long-lived assets while the business was held for sale was recognized subsequent to the year ended September 30, 2018 in the period in which the change in plan was realized by the Company.

A considerable amount of judgment and assumptions are required in performing the impairment tests, principally in determining the fair value of each reporting unit and assets subject to impairment testing. While the Company believes its judgments and assumptions are reasonable, different assumptions could change the estimated fair value and therefore, additional impairment charges could be required. The Company is subject to financial statement risk in the event that business or economic conditions unexpectedly decline and impairment is realized.

Exhibit 99.5

Income Taxes

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

The Company assesses its income tax positions and records tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available for reporting. For those income tax positions where it is more-likely-than-not that a tax benefit will be sustained upon conclusion of an examination, the Company has recorded a reserve based upon the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority assuming that it has full knowledge of all relevant information. For those income tax positions where it is more-likely-than-not that a tax benefit will not be sustained, the Company did not recognize a tax benefit. As of September 30, 2018, the total amount of unrecognized tax benefits, including interest and penalties, that if not recognized, would affect the effective tax rate in future periods was $17.8 million. Our effective tax rate includes the impact of income tax reserves and changes to those reserves when considered appropriate. A number of years may elapse before a particular matter for which we have established a reserve is finally resolved. Unfavorable settlement of any particular issue may require the use of cash or a reduction in our net operating loss carryforwards. Favorable resolution would be recognized as a reduction to the effective rate in the year of resolution.

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses, tax credit, and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company does not adjust its measurement for proposed future tax rate changes that have not yet been enacted into law. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and ongoing prudent and feasible tax planning strategies. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. Should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period we make that determination.

As of September 30, 2018, we have U.S. federal net operating loss carryforwards (“NOLs”) of $2,427.2 million, with a federal tax benefit of $509.7 million, future tax benefits related to state NOLs of $108.3 million and capital loss carryforwards of $442.2 million with a federal and state tax benefit of $104.1 million. Our total valuation allowance for the tax benefit of deferred tax assets that may not be realized is $282.6 million at September 30, 2018. Of this amount, $247.3 million relates to U.S. net deferred tax assets and $35.3 million relates to foreign net deferred tax assets. We estimate that $156.5 million of valuation allowance related to domestic deferred tax assets cannot be released regardless of the amount of domestic operating income generated due to both prior period ownership changes that limit the amount of NOLs we can use and legal limitations on the use of capital losses and foreign tax credits.

As of September 30, 2018, we have provided no significant residual US taxes on earnings not yet taxed in the U.S. As of September 30, 2018, we project $6.1 million of additional tax from non-U.S. withholding and other taxes expected to be incurred on repatriation of foreign earnings.

See Note 15 - Income Taxes of Notes to the Consolidated Financial Statements elsewhere included in this Annual Report.

New Accounting Pronouncements

See Note 2 – Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements elsewhere included in this Annual Report for information about recent accounting pronouncements not yet adopted.